FOR IMMEDIATE RELEASE

ROADRUNNER TRANSPORTATION SYSTEMS ANNOUNCES
ACQUISITION OF DIRECT CONNECTION TRANSPORTATION

Cudahy, WI - December 21, 2012 - Roadrunner Transportation Systems, Inc. (NYSE: RRTS) announced today that it has acquired all of the outstanding stock of Direct Connection Transportation (“DCT”), a non-asset truckload service provider based in Phoenix. The purchase price was approximately $1.3 million and the acquisition was financed with cash on hand.

Mark DiBlasi, President and CEO of Roadrunner, said, “The DCT acquisition enhances our truckload service offering in the South West region due to its concentration in temperature controlled products. DCT's former owner will remain in place and is excited about the growth opportunities we collectively envision. We look forward to supporting and expanding DCT's strong customer relationships and service record as we expand the business.”

During calendar year 2011, DCT generated approximately $8 million in revenues. DCT is expected to be accretive to Roadrunner's earnings in 2013.

About Roadrunner Transportation Systems, Inc.

Roadrunner is a leading asset-light transportation and logistics service provider offering a full suite of solutions, including customized and expedited less-than-truckload, truckload and logistics, transportation management solutions, intermodal solutions, and domestic and international air. For more information, please visit Roadrunner's website, www.rrts.com.

Safe Harbor Statement

This release contains forward-looking statements that relate to future events or performance, including statements regarding the impact of the DCT acquisition on Roadrunner's truckload brokerage operations in the South West region, the growth of DCT's business, and Roadrunner's expectation that DCT will be accretive to Roadrunner's earnings in 2013. These statements reflect Roadrunner's current expectations, and Roadrunner does not undertake to update or revise these forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other company statements will not be realized. Furthermore, readers are cautioned that these statements involve risks and uncertainties, many of which are beyond Roadrunner's control, which could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include, but are not limited to, risks related to the integration of acquired companies, competition in the transportation industry, the impact of the current economic environment, Roadrunner's dependence upon purchased power, the unpredictability of and potential fluctuation in the price and availability of fuel, the effects of governmental and environmental regulations, insurance in excess of prior experience levels, and other "Risk Factors" set forth in Roadrunner's most recent SEC filings.

Contact

Roadrunner Transportation Systems, Inc.
Peter Armbruster
Chief Financial Officer
414-615-1648

Vollrath Associates, Inc.
Marilyn Vollrath
414-221-0217
ir@rrts.com
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